Exhibit 21.1

LIST OF SUBSIDIARIES OF REGISTRANT
HEARTLAND PAYMENT SYSTEMS, INC.,
A DELAWARE CORPORATION

Subsidiaries	Jurisdiction
Debitek, Inc.	Delaware
Heartland Acquisition, LLC	Delaware
The Heartland Payroll Company, L.L.C.	Ohio
Collective Point of Sale Solutions Ltd.	Ontario